Exhibit 99.1

Contact:
Charles M. Fleischman
President
Digene Corporation
(301) 944-7000
www.digene.com

Media —
Pam Rasmussen, Digene
(301) 944-7196
Sean Leous, Financial Dynamics
(212) 850-5600

DIGENE ANNOUNCES SECOND QUARTER FISCAL 2005 RESULTS

- Company Reports Record Revenues for the Quarter -
- Total Revenues Up 28% to $27.0 Million; Income Before Income Taxes Reaches $2.9 Million –

- For Six Months Ended December 31, 2004, U.S. HPV Test Revenues Increase 35% to $35 Million -

GAITHERSBURG, MD, February 2, 2005 – Digene Corporation (Nasdaq: DIGE) today reported financial results for the second quarter of fiscal 2005 ended December 31, 2004.

Comparison of Financial Results (millions, except per share data)
	Three months ended		Six months ended
	December 31,		December 31,
	2004	2003	2004	2003

As reported:
Total revenue	$27.0	$21.1	$53.2	$40.7
Income (loss) before income taxes	2.9	1.1	(7.4)	1.9
Net income (loss)	0.3	0.9	(6.0)	1.6
Net income (loss) per diluted share	0.01	0.05	(0.30)	0.08

Excluding first quarter patent litigation settlement expense of $14 million*:
Income before income taxes	2.9	1.1	6.6	1.9
Net income	0.3	0.9	3.1	1.6
Net income per diluted share	0.01	0.05	0.15	0.08
* See “Reconciliation of GAAP Financial Information to Non-GAAP Financial Information” below

Total revenues for the second quarter of fiscal 2005 increased 28% to $27.0 million from $21.1 million in the second quarter of fiscal 2004. Worldwide human papillomavirus (HPV) test revenues grew 30% to $22.3 million from $17.1 million in last year’s comparable quarter. U.S. HPV test revenues increased 32% to $17.3 million from $13.1 million in the second quarter of fiscal 2004. Gross margin on product sales was 80% in the fiscal 2005 second quarter compared to 82% in the fiscal 2004 second quarter. Net income was $0.3 million, or $0.01 per diluted share in the fiscal second quarter, compared to net income of $0.9 million, or $0.05 per diluted share in the second quarter of fiscal 2004.

For the six months ended December 31, 2004, total revenues increased 31% to $53.2 million from $40.7 million in the comparable period last fiscal year. Worldwide HPV test revenues grew 33% to $44.8 million from $33.6 million in last year’s comparable period. U.S. HPV test revenues increased 35% to $35.4 million from $26.3 million in the last year’s comparable period. Gross margin on product sales was 81% for the six months ended December 31, 2004 compared to 82% in last year’s comparable period. Net loss was $6.0 million, or $0.30 per diluted share, in the six month period ended December 31, 2004. Excluding the previously announced $14 million patent litigation settlement expense and related tax benefit, net income for the six month period ended December 31, 2004 was $3.1 million, or $0.15 per diluted share, versus net income of $1.6 million, or $0.08 per diluted share, in the six months ended December 31, 2003. See “Reconciliation of GAAP Financial Information to Non-GAAP Financial Information” below. The $14 million patent litigation settlement expense and related tax benefit in the six months ended December 31, 2004 resulted from payments under the previously-announced Settlement and License Agreement with Enzo Biochem, Inc.

Evan Jones, Chairman and Chief Executive Officer, Digene Corporation, stated, “Digene had a successful second quarter of fiscal 2005, generating record revenues of $27 million and income before income taxes of $2.9 million. Along with these strong financial results, we made significant investments in our U.S. sales and marketing programs, which we believe will to allow us to capitalize on the potential of our DNAwithPap™ Test. Our efforts to internalize and expand our physician detailing team are progressing well, and we are on track to begin our direct-to-consumer marketing campaign in March.”

Mr. Jones concluded, “Our overall business is growing well with a 30% increase in quarterly worldwide HPV test revenues over the prior year’s comparable quarter, driven by continued success in the U.S. market. Looking ahead, we are focused on capturing the U.S. DNAwithPap Test market and are making the necessary investments to position Digene for continued growth in fiscal 2005 and beyond.”

Subsequent to the quarter, Digene strengthened its corporate organization when Vincent J. Napoleon joined the company and was appointed as Senior Vice President, General Counsel and Secretary. Mr. Napoleon will be responsible for legal support for all aspects of the Company including finance, business development, human resources and regulatory affairs. Prior to joining Digene, Mr. Napoleon most recently served as Senior Vice President, General Counsel and Secretary for Synavant, Inc., which was purchased by Dendrite International in June of 2003. Mr. Napoleon also served for two years as Assistant General Counsel/Managing Director PricewaterhouseCoopers LLP in New York and for seven years as General Counsel for the Aerospace Group Business Units at General Electric Company, Martin Marietta Corporation and Lockheed Martin Corporation. Mr. Napoleon earned a Bachelor of Science degree at Georgetown University, Washington, D.C. and his Juris Doctorate at the University of Pittsburgh School of Law, Pittsburgh, PA.

Evan Jones, commented, “We are extremely pleased to announce the appointment of Vincent Napoleon to Senior Vice President, General Counsel and Secretary. Mr. Napoleon brings to Digene over 18 years of significant legal experience in areas ranging from mergers and acquisitions to alliances and joint ventures, licensing agreements and international transactions. His proven expertise should be particularly valuable as we work to build Digene into a global leader in women’s health diagnostics.”

Digene Outlook

The following forward-looking information is being provided as a convenience to investors. The projections are based upon numerous assumptions, which Digene believes to be reasonable but many of which Digene cannot control. Consequently, actual results may differ materially from the guidance and objectives described below. Further, the guidance and objectives provided below assume the continued growth and success of Digene’s existing business, including sales of its HPV test products. Please refer to the disclosure notice below.

For the fiscal 2005 third quarter ending March 31, 2005, the Company expects:

•	Total revenues of $28 million to $31 million.

•	Gross margin of approximately 80%.

•	Income before income taxes of $0.2 million to $3 million.

•	Net income of $0.1 million to $1.5 million, or $0.00 to $0.07 per diluted share, respectively, based on an estimated tax rate of 50% and an estimated 21 million diluted weighted average shares outstanding.

For the fiscal year ending June 30, 2005, Digene expects:

•	Total revenues of $115 million to $120 million

•	U.S. HPV test revenue growth of 40% to 50%, up from approximately $58 million, and international HPV test revenue growth of 15% to 25%, up from approximately $17 million.

•	Total U.S. revenue growth of 35% to 40% up from approximately $67 million.

•	Gross margin of approximately 80%.

•	Loss before income taxes of $2 million to $8 million.

•	Net loss of $2.8 million to $6.4 million, or $(0.14) to $(0.32) per diluted share, based an estimated 20 million diluted weighted average shares outstanding.

•	Excluding the $14 million patent litigation settlement expense, income before income taxes of $6 million to $12 million.

•	Excluding the $14 million patent litigation settlement expense and related income tax benefit, net income of $2.1 million to $5.7 million, or $0.10 to $0.27 per diluted share, based on an estimated tax rate of 53% and an estimated 21 million diluted weighted average shares outstanding.

Total operating expenses for fiscal 2005, excluding the $14 million patent litigation settlement expense, are projected to be between $85 million and $90 million, consisting of:

•	Research and Development expenses between $12 million and $14 million.

•	General and Administrative expenses between $20 million and $22 million.

•	Sales and Marketing expenses between $46 million and $50 million.

•	Total royalty and technology fees of approximately 5% to 6% of product sales.

Conference Call

Digene management will host a conference call to discuss results for the fiscal 2005 second quarter on February 2, 2005 at 4:30 pm (Eastern). The call will be broadcast live over the Internet and can be accessed at Digene’s website, www.digene.com. In addition, a telephonic replay of the call will be available through February 16, 2005, and may be accessed by dialing (866) 448-4805 or (203) 369-1178.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

To supplement the company’s consolidated financial statements presented in accordance with GAAP, Digene used non-GAAP measures of certain components of financial performance, including income before income taxes, net income and earnings per share, which are adjusted from results based on GAAP to exclude the $14 million patent litigation settlement expense and related tax benefit of $5.5 million resulting from payments made under the previously announced Settlement and License Agreement with Enzo Biochem, Inc. These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and the company’s prospects for the future. Specifically, the company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses that may not be indicative of its core operating results. These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the most directly comparable GAAP measure.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

(in thousands, except net income (loss) per share and shares)

	Three Months Ended	Six Months Ended
	December 31, 2004	December 31, 2004
Income (loss) before income taxes
GAAP	$2,942	$(7,356)
Adjustment to exclude the $14.0 million patent litigation settlement expense	—	14,000

Non-GAAP	$2,942	$6,644

Net income (loss) and net income (loss) per diluted share
GAAP net income (loss)	$304	$(5,970)
Adjustment to exclude the $14.0 million patent litigation settlement expense and related tax benefit of approximately $5.0 million	—	9,022

Non-GAAP net income	$304	$3,052

GAAP diluted net income (loss) per share (loss)	$0.01	$(0.30)

Non-GAAP diluted net income per share (loss)	$0.01	$0.15

Weighted average diluted shares outstanding used in GAAP calculation	19,941,223	19,914,573

Weighted average diluted shares outstanding used in non-GAAP calculation	20,626,904	20,684,425

	Guidance for 12 Months Ending
	June 30, 2005

	LOW	HIGH
Income (loss) before income taxes
GAAP	$(8,000)	$(2,000)
Adjustment to exclude the $14.0 million patent litigation settlement expense	14,000	14,000

Non-GAAP	$6,000	$12,000

Net income (loss) and net income (loss) per diluted share
GAAP net income (loss)	$(6,400)	$(2,800)
Adjustment to exclude the $14.0 million patent litigation settlement expense and related tax benefit of approximately $5.5 million	8,500	8,500

Non-GAAP net income	$2,100	$5,700

GAAP diluted net income (loss) per share (loss)	$(0.32)	$(0.14)

Non-GAAP diluted net income per share (loss)	$0.10	$0.27

Weighted average diluted shares outstanding used in GAAP calculation	20,000,000	20,000,000

Weighted average diluted shares outstanding used in non-GAAP calculation	21,000,000	21,000,000

About Digene

Digene Corporation (Nasdaq: DIGE), based in Gaithersburg, MD, develops, manufactures and markets proprietary DNA and RNA testing systems for the screening, monitoring and diagnosis of human diseases – with a focus on women’s cancers and infectious diseases. The Company’s hc2 High-Risk HPV DNA Test is the only test for human papillomavirus approved by the FDA. It is approved by the agency for use in conjunction with the Pap test as a primary screen for cervical cancer and its precursors in women aged 30 and older, and as a follow-up to an abnormal Pap test result. For more information, visit www.thehpvtest.com. Digene’s product portfolio also includes DNA tests for the detection of other sexually transmitted infections, including chlamydia and gonorrhea, as well as tests for blood viruses. Visit the company’s Web site, www.digene.com. For more information, investors should contact Charles Fleischman at 301-944-7000; journalists should contact Pam Rasmussen at 301-944-7196.

Digene® and Hybrid Capture® are registered trademarks and DNAwithPap™ and hc2 High-Risk HPV DNA Test™ are trademarks of Digene Corporation.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of the future as there are a number of meaningful factors that could cause the Company’s actual results to vary materially from those indicated by such forward-looking statements. Meaningful factors, which could cause actual results to differ from expectations include, but are not limited to, the degree of acceptance of HPV testing by physicians, uncertainty of the company’s future profitability, its ability to scale up manufacturing operations to meet any increased demand, the uncertainty regarding patents and proprietary rights, the success of the Company’s marketing efforts, competition, risks inherent in international transactions, and the inability to obtain requisite additional financing, as well as other factors discussed in the Company’s Securities and Exchange Commission filings. For other factors, reference is made to the discussion in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission.

- TABLES FOLLOW -

DIGENE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except net income (loss) per share and shares)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenues:
Product sales	$26,506	$20,752	$52,253	$40,244
Other	447	362	911	488

Total revenues	26,953	21,114	53,164	40,732
Costs and expenses:
Cost of product sales	5,266	3,722	9,791	7,108
Royalty and technology	1,256	501	2,664	1,020
Research and development	3,190	2,774	5,863	5,628
Selling and marketing	10,021	8,720	19,317	16,614
General and administrative	4,362	4,600	8,922	8,769
Patent litigation settlement	—	—	14,000	—

Income (loss) from operations	2,858	797	(7,393)	1,593
Other income (expense):
Interest income	150	100	338	190
Interest expense	(4)	(58)	(25)	(119)
Other income	(21)	228	(60)	211

Income (loss) before minority interest and income taxes	2,983	1,067	(7,140)	1,875
Minority interest	(41)	—	(216)	—

Income (loss) before income taxes	2,942	1,067	(7,356)	1,875
Provision for (benefit from) income taxes	2,638	119	(1,386)	271

Net income (loss)	$304	$948	$(5,970)	$1,604

Basic net income (loss) per share	$0.02	$0.05	$(0.30)	$0.09

Diluted net income (loss) per share	$0.01	$0.05	$(0.30)	$0.08

Weighted average shares outstanding Basic	19,941,233	18,837,147	19,914,573	18,642,698

Diluted	20,626,904	20,810,550	19,914,573	20,591,249

DIGENE CORPORATION

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	December 31,	June 30,
	2004	2004
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$9,214	$4,079
Short-term investments	30,538	44,654
Total current assets	69,416	77,828
Total assets	98,015	103,270
LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$14,067	$16,042
Long-term liabilities	1,656	1,165
Total stockholders’ equity	82,292	86,063

Total liabilities and stockholders’ equity	$98,015	$103,270

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